Exhibit 10.55(f)

OPTION AWARD AGREEMENT

FOR SECTION 3(i) OPTIONS GRANTED UNDER THE

SAIFUN SEMICONDUCTORS LTD. 2003 SHARE OPTION PLAN

(As Amended and Restated Effective March 10, 2008)

Name:                         (“Optionee”)

Date of Grant:

Shares:

Vesting Schedule: 50% of the options shall vest upon the second anniversary of the Date of Grant and then quarterly over the next two years if you are an active employee of the Company or its subsidiaries through the entire vesting period.

Exercise Price per Share:

Award Expiration Date:

Type of Option: Section 3(i) Option

Congratulations on being granted Spansion stock options under the Saifun Semiconductors Ltd. 2003 Share Option Plan, as amended and restated effective March 10, 2008 (the “Plan”). Your award is subject to the provisions of the Plan, this Option Award Agreement (the “Agreement”) and Section 3(i) of the Israeli Income Tax Ordinance (New Version), 1961 and any regulations, rules or orders promulgated thereunder, all as amended from time to time (“Section 3(i)”).

In the event of a conflict between the general terms and conditions of the Plan and this Agreement, the terms and conditions of the Plan shall prevail. However, this Agreement sets out specific terms for your award, and those terms will prevail over more general terms in the Plan on the same issue, if any, or in the event of a conflict between such terms.

NON TRANSFERABILITY OF STOCK OPTIONS. Your stock options and related rights are not transferable except by the laws of descent and distribution.

EXERCISING YOUR VESTED STOCK OPTIONS.

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Once your options vest, they are available for you to exercise (purchase the Company’s common stock at the exercise price) until they expire or terminate, whichever is earlier. Your final opportunity to exercise your vested options is the earlier of the last regular trading day of Spansion Inc. (the “Company”) on or before the expiration date of the options, or the last regular trading day of the Company on or before the options terminate in the case of an earlier termination of the options.

•	You may not exercise an option for a fractional share of stock.

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The options, or any part thereof, shall be exercisable by your signing and returning to the Company or its agent a notice of exercise in a form approved by the Company, together with payment of the aggregate purchase price, including any applicable tax withholdings, in accordance with the provisions of the Plan.

•	In connection with the issuance of shares upon the exercise of any of the options, you agree to sign any and all documents required by law and/or the Company.

•	After an executed notice of exercise has been delivered to the Company or its agent, you may not rescind or revise it.

TAX PAYMENT.

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You agree to be solely responsible for paying any and all taxes arising from the grant or exercise of any option, from the payment for shares covered by this option, or from any other event or act (of the Company, and/or its subsidiaries or affiliates, or you) relating to the options or shares issued upon exercise of options. The Company and/or its subsidiaries or affiliates shall withhold taxes according to the requirements under the applicable laws, rules, and regulations, including withholding taxes at source.

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Furthermore, you agree to indemnify the Company and/or its subsidiaries and affiliates and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to you for which you are responsible.

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The Company or any of its subsidiaries or affiliates may make such provisions and take such steps as it/they may deem necessary or appropriate for the withholding of all taxes required by law to be withheld with respect to options granted under the Plan and the exercise of such options, including, but not limited, to (i) deducting the amount so required to be withheld from any other amount then or thereafter payable to you, including by deducting any such amount from your fees or other amounts payable to you, to the maximum extent permitted under law and/or (ii) requiring you to pay to the Company or any of its subsidiaries or affiliates the amount so required to be withheld as a condition of the issuance, delivery, distribution or release of any shares and/or (iii) by causing the exercise and sale of any options or shares held by or on behalf of you to cover such liability up to the amount required to satisfy minimum statutory withholding requirements. In addition, you agree to pay any amount that exceeds the tax to be withheld and transferred to the tax authorities, pursuant to applicable Israeli tax regulations.

TERMINATION OF VESTED STOCK OPTIONS

•	In no event may you exercise your options after the Award Expiration Date as provided above.

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In the event that your employment or other service terminates, the outstanding vested options on the date of such termination, shall be exercisable for (i) three months after such termination (except in the case of termination by reason of death or Disability (as defined in the Plan); or (ii) six months after such termination by reason of your death or Disability. Notwithstanding the foregoing, in the event of your death within three months after the date of termination, your estate or heirs, as applicable, may exercise all options that are vested and exercisable at the time of your employment termination within six months after your death.

•	Notwithstanding the above, in the event that your employment or other service terminates for Cause (as defined in the Plan), all unexercised options (whether vested or not) shall terminate.

•	For purposes of this section “TERMINATION OF VESTED STOCK OPTIONS,” termination of your employment or other service shall be deemed effective as detailed in Section 10.5 of the Plan.

TAX ADVICE. Nothing in the Agreement is intended to serve as tax or investment advice, or to provide rules and regulations that may apply to your personal tax situation. You are advised to consult with your tax advisor with respect to the tax consequences of receiving or exercising your options.

SECURITIES LAWS.

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Shares shall not be issued pursuant to the exercise of an option unless the exercise of such option and the issuance and delivery of such Shares shall comply with applicable securities and other laws and shall be further subject to the approval of counsel for the Company with respect to such compliance. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained.

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You understand and agree that the Company may cause legends to be placed upon any certificate(s) evidencing ownership of the shares that may be required by the Company or by state, federal or foreign securities laws.

ACKNOWLEDGMENT OF NATURE OF PLAN AND OPTIONS. In accepting the award, you acknowledge:

•	the Plan is discretionary in nature and may be modified, suspended or terminated by the Company at any time, without notice to participants;

•	an award does not create any contractual or other right to receive future awards, or other benefits instead of options;

•	all decisions with respect to option awards are at the sole discretion of the Company;

•	your participation in the Plan is voluntary;

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options awards are not part of any contract you might have, are not compensation for services rendered to the Company or Saifun Semiconductors Ltd. (“Saifun”), and are not used for calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments;

•	neither an award nor any provision of the terms and conditions that govern an award provides any employment right or contract, including any right to continued employment or other service;

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neither termination of options based on termination of employment or other service, or in accordance with some other Plan provision, nor any diminution in value of the options, results in any claim or right to compensation or damages, and you irrevocably release the Company from, and waive, any such alleged claim or right that may arise; and

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subject to the specific vesting terms of your grant in the event of termination of your engagement with the Company (involuntary or otherwise), your right to receive awards options and/or vest in them under the Plan will terminate as of the date designated by the Company as the last day of your active service with the Company or a subsidiary of the Company.

DATA PRIVACY NOTICE AND CONSENT. In accepting an option award, you consent to the collection, use and transfer, in electronic or other form, of your personal Data, as described below, by and among the Company and its subsidiaries and affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan.

In addition, you understand: (i) the Company may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options or any other entitlement to shares awarded, canceled, vested, unvested or outstanding in your favor (“Data”), for the purpose of implementing, administering and managing the Plan; (ii) Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, including to third parties outside of Israel and further transfers thereafter, or elsewhere, and that the third parties’ countries may have different data privacy laws and protections than your country; and (iii) you may request a list with the names and addresses of such third parties by contacting your local human resources representative. You also authorize the third parties to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any required transfer of such Data to a broker, escrow agent or other third party with whom the shares may be deposited. You understand (i) Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan and (ii) you may, at any time, view Data, request additional information about the storage and processing of Data, and require necessary changes to be made to Data. You further understand you may refuse or withdraw your consent to the above at no cost by contacting in writing your local human resources representative and that such refusal or withdrawal of consent may affect your ability to participate in the Plan. If you have questions about this Data Privacy Notice and Consent, you may contact your local human resources representative.

GOVERNING LAW. Except with respect to applicability of Section 3(i) to your award, your award and the applicable terms and conditions will be governed by the laws of the United States of America, State of Delaware, without regard to any Delaware conflict of law principles.

ELECTRONIC DELIVERY. To the extent permitted by law, the Company may deliver any documents related to your options by electronic means or request your consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

SEVERABILITY. If one or more of the provisions of this Agreement shall be held unenforceable, the enforceability of the remaining provisions shall not be affected; to the extent permissible by law, any provisions which could be deemed null and void shall first be revised retroactively to permit these Terms and Conditions to be interpreted to carry out their intent and the intent of the Plan.

LANGUAGE. If you have received the terms of this Agreement or any other Plan-related document translated into a language other than English and if the translated version is different than the English version, the English version will control.

ENTIRE AGREEMENT. This Agreement, together with the Plan and Trust Agreement constitute the entire agreement and supersede any and all prior agreements between you and the Company and you and Saifun regarding the subject matter hereof. The Company may, however, unilaterally waive any provision in the terms and conditions as long as such waiver does not adversely affect your rights under the Plan; if the Company does waive a provision, such waiver is not a future waiver of that provision or a waiver of any other provision.

SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns, and the Company shall require such successor or assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that it would be required to perform it if no such succession or assignment had taken place.

SIGNATURE

By signing below, you agree the options are granted under and governed by (i) this Agreement, (ii) the Plan, a copy of which has been made available for your review and (iii) Section 3(i) of the Income Tax Ordinance (New Version) – 1961.

Optionee’s Signature	Date